CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated March 7, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-20891 and 811-5527) of Dreyfus New Jersey Municipal Money Market Fund, Inc.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York May 24, 2005